Exhibit 99.1

OCZ Board Appoints Alex Mei as Interim CEO; Accepts Ryan Petersen’s Resignation

Company Sets Fiscal 2013 Second Quarter Conference Call for October 10, 2012

SAN JOSE, Calif. – September 17, 2012 — OCZ Technology Group, Inc. (NASDAQ: OCZ), announced today that its Board of Directors has appointed Alex Mei, Executive Vice President and Chief Marketing Officer as Interim CEO, effective immediately. Mr. Mei’s appointment follows the Board’s acceptance of Ryan Petersen’s resignation as President, CEO and a director of the Company. Mr. Mei will also maintain his current responsibilities as EVP and Chief Marketing Officer until a permanent CEO has been selected.

In regards to his decision to resign, Mr. Petersen said, “I am very pleased to have transitioned the Company from a niche developer, manufacturer, and seller of high-performance DRAM memory modules to a global leader in solid-state storage solutions.”

“On behalf of the Board, I would like to thank Ryan for his vision and his service to OCZ,” said Adam Epstein, OCZ’s lead independent director. “Though it perhaps goes without saying, there wouldn’t be an OCZ without Ryan, and his contributions to the Company and to the DRAM and SSD industries are far too numerous to mention. We wish him and his family the very best for the future.”

In moving forward with Alex Mei, Mr. Epstein said, “We are fortunate to have someone of Alex Mei’s caliber to step in and lead OCZ as Interim CEO. Alex is not only a proven executive who has made significant contributions and provided outstanding leadership to OCZ as Executive Vice President and Chief Marketing Officer, his tenure with the company since 2004 helps to ensure continuity until a permanent CEO is hired. Alex has the full confidence of the Board and is well respected by colleagues, employees, and the industry alike. He’s ideally suited to oversee the continued execution of OCZ’s strategic plans during this interim period.”

In response to today’s announcement, Mr. Mei said, “I’m honored that the Board has selected me to lead OCZ on an interim basis. We have dedicated and talented employees, extremely competitive technology, and product roadmaps that we believe will enable us to continue to provide industry-leading solid state storage solutions to our growing customer base. As one of the longest tenured employees, I’ve been fortunate to have had a front-row seat to what OCZ’s amazing employees are capable of achieving for nearly a decade. I’m confident that our team will continue to execute the core strategies we’ve previously communicated to investors.”

Conference Call:

OCZ management will host its fiscal 2013 second quarter conference call for the period ended August 31, 2012 at 5:00pm ET (2:00pm PT), on October 10, 2012.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering the industry’s widest range of solid-state drives (SSDs), OCZ features SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address HDD replacement, SAN acceleration, server and storage virtualization, cloud computing, and virtual desktop infrastructure (VDI) opportunities. Having developed firmware and controller platforms to virtualization and endurance extending technologies, the company delivers vertically integrated, customizable solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged across a wide range of client and enterprise applications. For more information, please visit: www.ocztechnology.com.

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Contacts:

OCZ Press Contact:

Scott Harlin, Director of Marketing Communications - Enterprise

(408) 733-8400

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott, Senior Manager of Investor Relations

408-440-3428

bmott@ocztechnology.com